UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 12, 2006

Sunterra Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-13815	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3865 W. Cheyenne Ave.
North Las Vegas, NV	89032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 804-8600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 5.02 with respect to Keith Maib is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Sunterra Corporation (the “Company”) appointed Keith Maib to serve as Executive Vice President and Chief Operating Officer of the Company effective July 12, 2006. From March 2005 to January 2006, Mr. Maib served as Executive Managing Director and President of Patriarch Partners, LLC, a New York and Charlotte, North Carolina based investment management company. From November 2003 to March 2005, Mr. Maib served as a Principal of XRoads Solutions Group, LLC, a national turnaround, litigation and performance improvement firm. Mr. Maib also served as Chairman and Chief Executive Officer of Worldnet Communications and WCI Cable Group, the owner and operator of a telecommunications system, from August 2000 to August 2001. From December 1999 to June 2000, Mr. Maib served as Chief Restructuring Officer of RSL Communications, Ltd., an international telecommunications company. Mr. Maib served as Director, President, Chief Executive Officer and Chief Operating Officer of PennCorp Financial Group, Inc., a life insurance holding company, from July 1998 to June 2000. From August 1996 to July 1998, Mr. Maib served as Director, Executive Vice President and Chief Financial Officer of Acordia, Inc., an insurance brokerage firm. Mr. Maib was a partner of the accounting firm Coopers & Lybrand, LLC from March 1995 to August 1996.

Mr. Maib has had no prior relationship with Mackinac Partners, LLC, the firm which provides interim management services to the Company, including the service of James Weissenborn as interim President and Chief Executive Officer.

The Company expects to enter into an agreement with Mr. Maib for a term of three years commencing on July 5, 2006, pursuant to which his base salary would be $450,000 per annum. Mr. Maib would also be eligible for an annual cash incentive bonus of up to $400,000 per annum. During the first year of employment, $200,000 of this per annum amount would be guaranteed and would be paid on a quarterly basis commencing on October 1, 2006. The balance of this amount during the first year of employment, and the entire amount for each remaining year of the agreement’s term, would be subject to the achievement of certain performance targets. The Company also expects to grant 20,000 shares of restricted stock subject to three years vesting, and 30,000 shares of restricted stock subject to performance-based vesting. In the event of a change of control, all such shares of restricted stock would vest. In addition, the Company will provide standard benefits offered generally to all employees of the Company, as well as reasonable commuting costs and in the event the Company desires to relocate Mr. Maib permanently, relocation benefits consistent with past practices and general executive employment standards. If Mr. Maib is terminated prior to January 6, 2007 because of a change of control of the Company, Mr. Maib will receive a lump sum of 15 months base salary. If, after January 6, 2007, (a) Mr. Maib is terminated without cause, (b) Mr. Maib resigns because of a breach by the Company of the agreement or the Company’s failure prior to July, 6, 2008 to offer Mr. Maib an extension of the term of his agreement until July 6, 2011 on market competitive terms or (c) there is a change of control of the Company, Mr. Maib will receive within ten days of the earlier of such events a lump sum of 15 months of Mr. Maib’s base salary. The agreement would also restrict Mr. Maib’s ability to compete with the Company for six months following the termination of his employment, and would restrict Mr. Maib’s ability to solicit customers or employees of the Company for a period of two years following the termination of his employment.

Item 8.01.	Other Events.

On July 13, 2006, the Company issued a press release announcing that the Company is in the process of engaging an investment banking firm for the purpose of assessing strategic alternatives available for the Company, including a potential sale of the Company (with the North American and European operations together or separately), as well as announcing senior management changes.

A copy of the Company's press release issued on July 13, 2006, relating to the foregoing, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

On July 12, 2006 a purported shareholder class action complaint was filed on behalf of shareholders who purchased common stock of the Company between April 15, 2003 and June 22, 2006, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs allege, among other things, that the Company’s financial statements did not comply with generally accepted accounting principles. The case is entitled Gonan v. Sunterra Corporation et al (Civil Docket Number 2:06-cv-00844) and is pending in the United States District Court, District of Nevada.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Sunterra Press Release dated July 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2006
SUNTERRA CORPORATION

By:	/s/	Robert A. Krawczyk
	Name:	Robert A. Krawczyk
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Sunterra Press Release dated July 13, 2006